Date:               April 24, 2008
Contact:            Gary S. Olson, President & CEO
Corporate Office:   200 Palmer Street
                    Stroudsburg, Pennsylvania 18360
Telephone:          (570) 421-0531


                 ESSA BANCORP, INC. ANNOUNCES OPERATING RESULTS
                     FOR THE SECOND FISCAL QUARTER OF 2008



Stroudsburg, Pennsylvania, April 24, 2008 -- ESSA Bancorp, Inc. (the "Company") (NASDAQ: "ESSA") the holding company for ESSA Bank & Trust (the "Bank") today announced its operating results for the three and six months ended March 31, 2008. The Company reported net income of $1.7 million, or $0.11 per share, for the three months ended March 31, 2008, as compared to net income of $1.3 million for the corresponding 2007 period. The Company's net average interest-earning assets for the three months ended March 31, 2008 increased $124.4 million, or 155.8%, as compared to net average interest-earning assets for the three months ended March 31, 2007. The increase was the result of a $74.3 million increase in average loans outstanding as compared to the comparable period in 2007 along with a combined increase of $106.9 million in average investment and mortgage-backed securities as compared to the comparable period in 2007. The securities increased primarily due to the investment of the net proceeds from the Bank's mutual-to-stock conversion and the Company's stock offering.

For the six months ended March 31, 2008, the Company reported net income of $3.4 million, or $0.21 per share, as compared to net income of $2.2 million for the comparable period in 2007. The primary reasons for the increase in net income for the six month period are the same as those described above for the three-month increase. Net average earning assets increased $135.9 million, average loans outstanding increased $71.6 million and average investments and mortgage-backed securities increased $110.5 million for the six months ended March 31, 2008, as compared to the comparable period in 2007.

"We are pleased to report a solid second quarter," said Gary S. Olson, President and Chief Executive Officer of the Company. "Our results are particularly gratifying in light of the difficult interest rate and competitive environment financial institutions are operating in at this time. We continue to focus on the growth of our loan portfolio, which grew over 3.4 percent during the quarter and 6.6 percent since the beginning of our fiscal year. At the same time, we continue to avoid subprime loans and other high risk assets. Our asset quality remains strong as evidenced by our low ratio of non-performing assets to total assets."

The Bank underwent a mutual-to-stock conversion as part of the Company's stock offering that was consummated on April 3, 2007. The stock offering resulted in gross proceeds of $158.7 million through the sale of 15,870,000 shares at a price of $10.00 per share. The Company contributed 1,110,900 shares of its common stock to the ESSA Bank & Trust Foundation (the "Foundation") along with $1.6 million in cash. Net proceeds from the stock offering prior to this contribution to the Foundation were $155.8 million. Concurrent with the conversion, the Company lent approximately $13.6 million to the Bank's Employee Stock Ownership Plan. The Company retained approximately $64.3 million of the net proceeds prior to the contribution to the Foundation, and the remaining net proceeds were contributed to the Bank. The stock offering proceeds have been invested in short-term, investment-grade debt obligations and mortgage-backed securities debt issued by United States government-sponsored agencies or entities. Approximately $29.7 million of the net proceeds of the stock offering were used to pay down short-term debt at the Bank.

Net Interest Income:

Net interest income increased $1.5 million, or 29.5%, to $6.4 million for the three months ended March 31, 2008, from $4.9 million for the comparable period in 2007. The increase was primarily attributable to the increase in net average earning assets and was offset in part by a 34 basis point decrease in the Company's interest rate spread to 2.00% for the three months ended March 31, 2008, from 2.34% for the comparable period in 2007.

Net interest income increased $3.4 million, or 36.9%, to $12.6 million for the six months ended March 31, 2008, from $9.2 million for the comparable period in 2007. The increase was primarily attributable to the increase in net average earning assets and was offset in part by a 30 basis point decrease in the Company's interest rate spread to 1.97% for the six months ended March 31, 2008, from 2.27% for the comparable period in 2007.

Non-Interest Income:

Non-interest income was unchanged in the 2008 period compared to the 2007 period, remaining at $1.3 million for the three months ended March 31, 2008 and 2007, respectively.

Non-interest income increased $63,000, or 2.3%, to $2.8 million for the six months ended March 31, 2008, from $2.7 million for the comparable period in 2007. Increases in service charges and fees on loans, trust and investment fees and earnings on bank-owned life insurance were offset, in part, by decreases in service fees on deposit accounts, net gain on sale of loans and other income.

Non-Interest Expense:

Non-interest expense increased $889,000, or 20.7%, to $5.2 million for the three months ended March 31, 2008, from $4.3 million for the comparable period in 2007. The primary reasons for the increase were increases in compensation and employee benefits of $416,000, occupancy and equipment of $75,000, professional fees of $228,000 and other expenses of $150,000. Compensation and employee benefits increased primarily as a result of normal compensation increases of $222,000 in addition to an expense of $129,000 related to the Employee Stock Ownership Plan which was implemented in April 2007. Occupancy and equipment costs increased primarily as a result of increases in rental costs of $30,000 along with increases in depreciation expense of $17,000. Professional fees increased primarily as a result of increased legal, accounting and regulatory fees associated with being a public reporting company, and included approximately $72,000 related to the Company's compliance with Section 404 of the Sarbanes-Oxley Act. Other expenses increased primarily due to the reversal, in March 2007, of a $101,000 accrued expense for contributions to the Bank's former charitable foundation. Prior to the Bank's mutual-to-stock conversion, the Bank had been setting aside approximately 10% of its net income as a contribution to its charitable foundation. This practice was discontinued in March 2007, in contemplation of the Bank's impending conversion and the Company's stock offering. As described earlier, the Company made a $12.6 million contribution to a new charitable foundation in April 2007 concurrent with the Company's stock offering.

Non-interest expense increased $1.5 million, or 17.1%, to $10.2 million for the six months ended March 31, 2008, from $8.7 million for the comparable period in 2007. The primary reasons for the increase were increases in compensation and employee benefits of $838,000, occupancy and equipment of $142,000, professional fees of $380,000 and other expenses of $100,000. Compensation and employee benefits increased primarily as a result of normal compensation increases of $407,000 along with an expense of $300,000 related to the Employee Stock Ownership Plan which was implemented in April 2007. Occupancy and equipment costs increased primarily as a result of increases in rental costs of $51,000 along with increases in depreciation expense of $40,000. Professional fees increased primarily as a result of increased legal, accounting and regulatory fees associated with being a public reporting company, including approximately $144,000 related to the Company's compliance with Section 404 of the Sarbanes-Oxley Act. Other expense increased primarily due to increased loan processing costs related to increased volume.



Balance Sheet

Total assets increased $57.4 million, or 6.3%, to $967.8 million at March 31, 2008, compared to $910.4 million at September 30, 2007. The primary reasons for the increase in assets were increases in certificates of deposit and investment securities of $13.3 million, net loans receivable of $41.1 million and an increase in cash and cash equivalents of $2.0 million. The increase in loans receivable included increases in residential loans of $31.1 million, commercial loans of $11.0 million, and a decrease in consumer loans of $1.2 million.

Retail deposits decreased $7.5 million and brokered certificates of deposit decreased $7.8 million at March 31, 2008, compared to September 30, 2007. Borrowed funds increased during the same time period by $65.6 million.

Stockholders' equity increased $4.7 million to $209.4 million at March 31, 2008, compared to $204.7 million at September 30, 2007.

Asset Quality:

Asset quality remains strong. Nonperforming assets totaled $891,000 or 0.09% of total assets at March 31, 2008, compared to $555,000, or 0.06%, of total assets at September 30, 2007. The Company, in response to continued loan growth, made a provision for loan losses of $150,000 for the three months ended March 31, 2008, as compared to a provision of $90,000 for the comparable three-month period in 2007. The Company made a provision for loan losses of $300,000 for the six months ended March 31, 2008, as compared to a provision of $180,000 for the comparable six month period in 2007. The allowance for loan losses was $4.4 million, or 0.66%, of loans outstanding at March 31, 2008, compared to $4.2 million, or 0.67%, of loans outstanding at September 30, 2007.

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $850 million and is the leading service-oriented financial institution headquartered in the greater Pocono, Pennsylvania region. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 13 community offices throughout the Pocono, Pennsylvania area. In addition to being one of the region's largest mortgage lenders, ESSA Bank & Trust offers a full range of retail and commercial financial services. ESSA Bancorp, Inc. stock trades on The NASDAQ Global Market (SM) under the symbol "ESSA."

                                       ###



Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                        ESSA BANCORP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)


                                                                                March 31,      Septpember 30,
                                                                                   2008            2007
                                                                             ---------------   ------------------
                                                                                  (dollars in thousands)

ASSETS
      Cash and due from banks................................................$     10,490        $    10,604
      Interest-bearing deposits with other institutions......................       8,307              6,175
                                                                              ---------------    ----------------
            Total cash and cash equivalents..................................      18,797             16,779
      Certificates of deposit................................................       3,797                --
      Investment securities available for sale...............................     217,633            205,267
      Investment securities held to maturity (fair value of $14,380 and
         $16,876)............................................................      14,270             17,130
      Loans receivable (net of allowance for loan losses of $4,420 and
         $4,206).............................................................     660,911            619,845
      Federal Home Loan Bank stock...........................................      18,301             16,453
      Premises and equipment.................................................      11,040             11,277
      Bank-owned life insurance..............................................      14,224             13,941
      Other assets...........................................................       8,837              9,723
                                                                              ---------------     ---------------
            TOTAL ASSETS.....................................................$    967,810         $  910,415
                                                                              ===============     ===============


LIABILITIES
      Deposits...............................................................$    369,408         $  384,716
      Short-term borrowings..................................................      30,585             34,230
      Other borrowings.......................................................     348,947            279,697
      Advances by borrowers for taxes and insurance..........................       4,040              1,423
      Other liabilities......................................................       5,444              5,657
                                                                              ---------------      --------------
            TOTAL LIABILITIES................................................     758,424            705,723
                                                                              ---------------      --------------
      Commitment and contingencies...........................................          --                  --

STOCKHOLDERS' EQUITY
      Preferred stock........................................................          --                  --
      Common stock...........................................................         170                170
      Additional paid in capital.............................................     166,819            166,782
      Unallocated common stock held by the Employee Stock Ownership Plan.....     (13,019)           (13,283)
      Retained earnings......................................................      56,750             53,400
      Accumulated other comprehensive loss...................................      (1,334)            (2,377)
                                                                              ---------------     ---------------
            TOTAL STOCKHOLDERS' EQUITY.......................................     209,386            204,692
                                                                              ---------------     ---------------
            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......................$    967,810         $  910,415
                                                                              ================    ===============


                        ESSA BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)


                                                                                   For the Three Months       For the Six Months
                                                                                      Ended March 31,          Ended March 31,
                                                                                  ------------------------  ----------------------
                                                                                     2008         2007          2008        2007
                                                                                  ------------ ------------   ---------- ----------
                                                                                                (dollars in thousands)

INTEREST INCOME
      Loans receivablele........................................................$       9,884  $  8,762    $    19,667  $    17,385
      Investment securities:
            Taxable.............................................................        2,637     1,279          5,339        2,493
            Exempt from federal income tax......................................           83        74            166          147
      Other investment income...................................................          287       601            608          785
                                                                                  ------------ ------------   ------------ ---------
            Total interest income...............................................       12,891    10,716         25,780       20,810
                                                                                  ------------ ------------   ------------ ---------
INTEREST EXPENSE
      Deposits..................................................................        2,447     2,699          5,136        5,366
      Short-term borrowings.....................................................          325       627            763          839
      Other borrowings..........................................................        3,743     2,462          7,306        5,417
                                                                                  ------------ ------------   ----------   ---------
            Total interest expense..............................................        6,515     5,788         13,205       11,622
                                                                                  ------------ ------------   ----------   ---------
NET INTEREST INCOME.............................................................        6,376     4,928         12,575        9,188
      Provision for loan losses.................................................          150        90            300          180
                                                                                  ------------  -----------    ---------   ---------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.............................        6,226     4,838         12,275        9,008
                                                                                  ------------  -----------    ---------   ---------
NONINTEREST INCOME
      Service fees on deposit accounts..........................................          840       837          1,746        1,756
      Services charges and fees on loans........................................          146       122            298          256
      Trust and investment fees.................................................          191       189            437          400
      Gain on sale of loans, net................................................          --          1            --            12
      Earnings on Bank-owned life insurance.....................................          140       132            283          267
      Other.....................................................................            8        16             24           34
                                                                                  ------------  ----------     --------    ---------
            Total noninterest income............................................        1,325     1,297          2,788        2,725
                                                                                  ------------  ----------     --------    ---------
NONINTEREST EXPENSE
      Compensation and employee benefits........................................        3,010     2,594          6,005        5,167
      Occupancy and equipment...................................................          719       644          1,403        1,261
      Professional fees.........................................................          399       171            688          308
      Data processing...........................................................          478       456            957          883
      Advertising...............................................................          147       149            292          336
      Other.....................................................................          440       290            880          780
                                                                                  ------------  ----------      -------    --------
            Total noninterest expense...........................................        5,193     4,304         10,225        8,735
                                                                                  ------------  ----------      -------    ---------
Income before income taxes......................................................        2,358     1,831          4,838        2,998
Income taxes....................................................................          704       530          1,487          836
                                                                                  ------------  ----------      -------    ---------
NET INCOME......................................................................$       1,654  $  1,301    $     3,351  $     2,162
Basic and diluted earnings per share(1).........................................$        0.11  $     --    $      0.21  $        --
                                                                                  ============  ==========      =======    =========


(1) Due to the completion of the Company's initial public offering on April 3, 2007, earnings per share for the three and six months ended March 31, 2007 is not considered meaningful.